                                                                   EXHIBIT 10.22


                                   AMENDMENTS
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
Current Clinical Trial Agreement Terms
                             CTA Management Module
             CTA #:           0104        NCI Principal Investigator:   Gary Kelloff, M.D.
    Effective Date:         6/30/94                         Division:   DCPC
      Term (years):         5 years                       Laboratory:   CDISB
        Expiration:         6/30/99                     Collaborator:   Cell Pathways, Inc.
             Title:         FGN-1 for Chemoprevention

New CTA Terms
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  The purpose of this amendment is to change certain terms of the above referenced Clinical Trial Agreement (CTA). These changes are reflected below and except for these changes and those of any previous amendments, all other provisions of the original CTA remain in full force and effect.

(1)  Add to Definitions:  "Additional Compounds" mean CP57, CP78, CP66

(2) Add to Paragraph 2 (Planning and Conduct of Research: DCPC shall not be obligated to cause clinical trials of Additional Compounds to be conducted, but would be permitted to conduct mutually agreed clinical trials in accordance with the provisions of this Paragraph. In addition, NCI agrees not to analyze any Additional Compound to ascertain its composition, purity, utility or efficacy in any manner other than authorized by mutual agreement of the parties in accordance with this Agreement, or use any Additional Compound for any purpose other than set forth in this Agreement. The NCI agrees to keep records of how much Additional Compound is used in pre-clinical experiments and return unused quantities to Cell Pathways upon request.

(3) Modification to Paragraph 7 (Data Rights): Replace "for its own analysis and for its application for FDA approval" with "for any purpose subject to the provisions of Paragraphs 12 and 14."

(4) Add to Paragraph 9 (Proprietary Data): IN accordance with the provisions of this Paragraph, NCI shall treat in confidence any of Collaborator's written information related to a particular Additional Compound for a period of three
(3) years subject to the same right to extend such period for two (2) additional years measured from the date of execution of this amendment.

(5) Add to Paragraph 12 (Publications): DCPC investigators may present and publish data regarding a particular Additional Compound upon initiation of any clinical trial on that particular Additional Compound in accordance with the provisions of this Paragraph. However, in no case shall any limitation on the publication rights specified in this Paragraph exceed a period of (1) one year measured from the date the data is made available to the Collaborator.

(6) Modification to Paragraph 14 (Patents): Replace "filings related to Agent and its analogs (a copy of Collaborator's US Patent Application is attached as Exhibit A)" with "filings related to Agent and Additional Compounds and their analogs (copies of Collaborator's US Patent Applications and issued patents are attached as Exhibits A through E).

ACCEPTED AND AGREED TO:

National Cancer Institute            Cell Pathways, Inc.

                                     /s/ Richard H. Troy
-----------------------------        ------------------------------------
Peter Greenwald, M.D.                Title: Vice President
Division Director, DCPC                    ------------------------------
                                     Cell Pathways, Inc.

                                     September 4, 1996
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Date                                 Date

                                       1.